Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-286320

O’REILLY AUTOMOTIVE, INC.

$850,000,000 5.100% Senior Notes due 2036

March 5, 2026

Term Sheet

Issuer	O’Reilly Automotive, Inc.

Description of Security	5.100% Senior Notes due 2036

Security Type	Senior Notes

Legal Format	SEC Registered

Expected Ratings (Moody’s / S&P)*	Baa1 (Stable) / BBB (Stable)

Trade Date	March 5, 2026

Settlement Date	March 12, 2026 (T+5)

Principal Amount	$850,000,000

Maturity Date	March 12, 2036

Interest Payment Dates	Semi-annually on September 12 and March 12, commencing on September 12, 2026

Coupon	5.100%

Benchmark Treasury	4.125% due February 15, 2036

Benchmark Treasury Price / Yield	99-28 / 4.140%

Spread to Benchmark Treasury	+100 basis points

Yield to Maturity	5.140%

Public Offering Price	99.690% of the principal amount

Optional Redemption	Prior to December 12, 2035, redeemable, in whole, at any time, or in part, from time to time, at the Company’s option, for cash, at a redemption price, plus accrued and unpaid interest to, but not including, the redemption date, equal to the greater of (1) 100% of the principal amount thereof, or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been due if the notes matured on December 12, 2035, not including accrued and unpaid interest to, but not including, the date of redemption, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 15 basis points.

On or after December 12, 2035, redeemable, in whole at any time or in part from time to time, at the Company’s option, for cash, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date.

CUSIP Number	67103H AP2

ISIN	US67103HAP29

Joint Book-Running Managers	BofA Securities, Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
PNC Capital Markets LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Huntington Securities, Inc.

Senior Co-Managers	Mizuho Securities USA LLC
TD Securities (USA) LLC

Co-Managers	Capital One Securities, Inc.
Credit Agricole Securities (USA) Inc.
Regions Securities LLC
Santander US Capital Markets LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made to investors on or about March 12, 2026, which will be the 5th business day following the date of the prospectus supplement (such settlement being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes before the first business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for this offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from BofA Securities, Inc. toll-free at 1-800-294-1322 J.P. Morgan Securities LLC, collect at 1-212-834-4533, or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.

Term Sheet dated March 5, 2026 to the Preliminary Prospectus Supplement dated March 5, 2026, and the accompanying Prospectus dated April 1, 2025 (together, the “Preliminary Prospectus”) of O’Reilly Automotive, Inc. The information in this Term Sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. This Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus.

Financial information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein. This pricing term sheet should be read together with the Preliminary Prospectus, including the documents incorporated by reference therein, before making a decision in connection with an investment in the securities. Capitalized terms used in this Term Sheet but not defined have the meanings given them in the Preliminary Prospectus.